UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 25, 2010
GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-22083	84-1116894

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado	80215

(Address of principal executive offices)	(Zip Code)
(303) 238-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
On January 31, 2010, Global Med Technologies, Inc. (“Global Med”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which was subsequently amended on March 17, 2010, with Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), and Atlas Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Haemonetics (the “Acquisition Sub”). Under the terms of the Merger Agreement, Acquisition Sub commenced a tender offer for shares of Global Med’s common stock, par value $0.01 per share (the “Global Med Common Stock”), at a price of $1.22 per share, net to the holders of Global Med Common Stock in cash, and for shares of Global Med’s Series A Convertible Preferred Stock, par value $0.01 per share (“Global Med Preferred Stock” and together with the Global Med Common Stock, the “Shares”), at a price of $1.22 per share on a converted to common stock basis, net to the holders of Global Med Preferred Stock in cash (the “Offer”).
At 12:00 midnight, Boston, Massachusetts time, on March 24, 2010, the Offer expired. As of the expiration of the Offer, 3,960 shares of Global Med Preferred Stock and approximately 31,428,730 shares of Global Med Common Stock had been tendered in and not withdrawn from the Offer. These tendered Shares constituted 100% of the outstanding shares of Global Med Preferred Stock and approximately 82% of the outstanding shares of Global Med Common Stock. Acquisition Sub accepted for payment all Shares validly tendered and not properly withdrawn in accordance with the terms of the Offer, resulting in a change in control of Global Med.
In addition, in connection with the expiration of the Offer, holders of warrants exercisable to purchase an aggregate of 6,535,000 shares of Global Med Common Stock agreed that such warrants would terminate immediately prior to the expiration of the Offer, each in exchange for the right to receive a lump sum cash payment equal to the product of (i) the excess of (A) the per share price for the Global Med Common Stock in the Offer over (B) the per share exercise price for the applicable warrant and (ii) the total number of shares of Global Med Common Stock for which such warrant was then exercisable (the “Cash Out Payment”). On March 26, 2010, the holder of a warrant exercisable to purchase 2,833,333 shares of Global Med Common Stock agreed that such warrant would be terminated immediately in exchange for the right to receive the Cash Out Payment with respect to such warrant.
As a result of the foregoing, Parent became entitled under the Merger Agreement to designate three directors of Global Med, as described in more detail under Item 5.02 of this Current Report on Form 8-K below.
Haemonetics and Acquisition Sub commenced a subsequent offering period for all remaining untendered shares of Global Med Common Stock. The subsequent offering period will expire at 12:00 midnight, Boston, Massachusetts time, on Wednesday, March 31, 2010, unless extended.
Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Acquisition Sub will merge into Global Med (the “Merger”) and Global Med shall continue as the surviving corporation. The closing of the Merger is subject to approval by holders of a majority of the then outstanding shares of Global Med Common Stock and Global Med Preferred Stock. The parties, however, have agreed that in the event that Acquisition Sub acquires at least 90% of the outstanding shares of each of Global Med Common Stock and Global Med Preferred Stock (which shares of Global Med Preferred Stock have been acquired by Acquisition Sub pursuant to the Offer) then outstanding on a fully diluted basis, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of shareholders of Global Med or the solicitation of written consents of such shareholders, in accordance with applicable laws.

Acquisition Sub acquired the funds for the purchase of the Shares tendered in the Offer from Haemonetics, which acquired the funds from its available cash resources.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Merger Agreement provides that, upon the payment by Acquisition Sub for Shares pursuant to the Offer, Acquisition Sub is entitled to designate a number of directors on the Board of Directors of Global Med as will give Acquisition Sub representation thereon equal to at least that number of directors, rounded up to the next whole number, which is the product of (1) the total number of directors on the Global Med Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (2) the percentage that (i) such number of Shares so accepted for payment and paid for by Acquisition Sub plus the number of Shares otherwise owned by Haemonetics, Acquisition Sub or any other subsidiary of Haemonetics bears to (ii) the total number of Shares outstanding (on an as-converted basis with respect to the Global Med Preferred Stock without regard to any limitations on conversion), and Global Med would, at such time, cause Acquisition Sub’s designees to be so elected. The Merger Agreement further provides that Global Med will, upon Acquisition Sub’s request, use its best efforts either to increase the size of the Board of Directors of Global Med or to secure the resignations of such number of Global Med’s incumbent directors as are necessary to effect this arrangement, provided that at all times prior to the Effective Time (as defined in the Merger Agreement), the Board of Directors of Global Med may include at least two persons who were members thereof prior to the Effective Time or other independent directors designated as such persons’ replacements. In addition, Global Med further agreed that it would, if requested by Acquisition Sub, also take all action necessary to cause persons designated to the Board of Directors of Global Med by Acquisition Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of Global Med of (1) each committee of the Board of Directors of Global Med, (2) each Board of Directors (or similar body) of each subsidiary of Global Med and (3) each committee (or similar body) of each such Board.
On March 25, 2010, in connection with the completion of the Offer, each of Robert R. Gilmore, Sarah L. Eames and Thomas F. Marcinek resigned as directors of Global Med. Pursuant to the Merger Agreement, on March 25, 2010, Brian P. Concannon, Christopher J. Lindop and Alicia R. Lopez were appointed as directors of Global Med. Messrs. Concannon and Lindop and Ms. Lopez are, respectively, Parent’s Chief Executive Officer, Chief Financial Officer and Vice President of Business Development and Vice President, Corporate Affairs. Mr. Concannon is also a member of Parent’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC.
By:	/s/Michael I. Ruxin, M.D.
Michael I. Ruxin, M.D.
Chief Executive Officer

Date: March 29, 2010

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